Exhibit 10.1

LabOne 2004 Incentive Plan

The Annual Incentive Plan is designed to motivate and reward the accomplishment of targeted operating results. The Compensation Committee and management establish operating goals under the Plan based upon the judgment of reasonable productivity improvements and targeted earnings per share. The size of the incentive pool increases pursuant to a formula established by the Committee based on increased earnings per share thresholds. The incentive pool based on productivity improvements is paid in cash during the year as certain targeted objectives are obtained by non-management personnel. The incentive pool for designated managers and officers is distributed in cash ratably at year end according to a pre-established weighting. The weighting is based upon senior management's potential contribution to the Company's financial and strategic goals for the year, and is reviewed and approved by the Committee.